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                        [OPPENHEIMER CAPITAL LETTERHEAD]



                                                  December 15, 1995


Quest for Value Global Funds, Inc.
One World Financial Center
New York, New York 10281


Ladies and Gentlemen:


     In connection with the public offering of shares of Capital Stock, par value $.01 per share, of the Global Income Fund, a series of Quest for Value Global Funds, Inc. (the "Fund"), I have examined such corporate records and documents and have made such further investigation and examination as I deemed necessary for the purpose of this opinion.

     It is my opinion that the 208,110 shares of Capital Stock, the registration of which is made definite by the accompanying Form 24F-2 of the Fund, were legally issued, fully paid and non-assessable by the Fund.

     I hereby consent to the filing of this opinion with said Form 24F-2.


                                                  Very truly yours,

                                                  /s/ Thomas E. Duggan

                                                      Thomas E. Duggan


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